Exhibit 10.13

AMENDMENT TO

AMENDED AND RESTATED

TECHNOLOGY LICENSE AND SERVICE AGREEMENT

This Amendment to Amended and Restated Technology License and Services Agreement (this “Amendment”), dated as of November 12, 2015, is made by and between Neurotrope Bioscience, Inc., a Delaware corporation (“Neurotrope”), on the one hand, and Blanchette Rockefeller Neurosciences Institute, a not-for-profit institution organized and existing under the laws of the State of West Virginia (“BRNI”), and NRV II, LLC, a limited liability company organized under and existing under the laws of the State of Delaware (“NRV”), on the other hand. Each of Neurotrope, BRNI and NRV may be referred to as a “Party” and collectively, as “Parties” in this Amendment, as the case may be.

WHEREAS, the Parties previously entered into the Amended and Restated Technology License and Services Agreement, dated February 4, 2015 (the “TLSA”) pursuant to which BRNI granted rights in certain technology to Neurotrope; and

WHEREAS, Section 4.3 of the TLSA provides for the advance payment of future royalties by Neurotrope to BRNI in relation to Neurotrope financing transactions occurring prior to a public offering; and

WHEREAS, the Parties desire to (i) amend Section 4.3 of the TLSA to modify Neurotrope’s advance payment obligations thereunder and (ii) terminate the Stockholders Agreement (as such term is defined in the TLSA); and

WHEREAS, the Parties have agreed that it is in the best interest of all of the Parties to amend Section 4.3 “Advances on Future Royalties”.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and subject to the terms and conditions set forth herein below, and intending to be legally bound, Neurotrope, BRNI and NRV agree as follows:

1.	Amendment to Section 4.3. Section 4.3 of the TLSA is hereby amended and restated in its entirety to read as follows:

“4.3 Advances on Future Royalties. Promptly (but in no event more than three business days) following each of the dates of the Initial Closing and the Final Closing (as such terms are defined in the Securities Purchase Agreement, dated on or about November 13, 2015, between Neurotrope and the several buyers thereto) and the closing of any extension of the Securities Purchase Agreement, Neurotrope shall deliver, or cause to be delivered, to BRNI an amount equal to two and one-half percent (2.5%) of the Post-PA Fees Proceeds (as defined below) received by Neurotrope at each such closing. In addition, on (or prior to) December 31, 2016, Neurotrope shall deliver, or cause to be delivered, to BRNI an amount equal to an additional two and one-half percent (2.5%) of the aggregate Post-PA Fee Proceeds received by Neurotrope at the Initial Closing, the Final Closing and the closing of any extension of the Securities Purchase Agreement. Each such payment shall constitute an advance Royalty payment hereunder and will be offset (with no interest) against the amount of future Royalty obligations payable under Section 4.5 until such time that the amount of such future Royalty obligations equals in full the amount of the advance Royalty payments made pursuant to this Section 4.3. For purposes of this Section 4.3, “Post-PA Fee Proceeds” shall mean the gross proceeds received by Neurotrope at the Initial Closing, the Final Closing and/or any closing of any extension of the Securities Purchase Agreement, as applicable, less all amounts paid by Neurotrope to the placement agents in relation to such gross proceeds. For sake of clarity, no other expenses of Neurotrope relating to the Initial Closing, the Final Closing or the closing of any extension of the Securities Purchase Agreement under the Securities Purchase Agreement shall be subtracted from the gross proceeds to determine the Post-PA Fee Proceeds.”

In furtherance of the foregoing, the Parties acknowledge and agree that Neurotrope shall have no obligation to pay BRNI or NRV any advance payment of future Royalty (as such term is defined in the TLSA) under the TLSA, including without limitation pursuant to Section 4.5 thereof, except as expressly set forth in the amended and restated Section 4.3 set forth immediately above.

2.	Termination and Waiver of the Stockholders Agreement.

The Parties acknowledge and agree that simultaneously herewith the Parties (and other appropriate parties thereto) have entered into a Termination and Waiver of the Stockholders Agreement. Notwithstanding the termination of the Stockholders Agreement, the Parties hereby agree that the terms defined in the Stockholders Agreement and incorporated by reference into the TLSA shall continue to have the respective meanings provided for such terms as set forth in the Stockholders Agreement.

3.	B Round Financing and Fixed Research Fee.

The Parties acknowledge and agree that the term “B Round Financing” as defined in Section 1.5 of the TLSA shall also include the proceeds from the exercise of any of the Series A-E Warrants as defined in the Securities Purchase Agreement stated above. The Parties also acknowledge that the payment of the “Fixed Research Fee” as defined in Section 1.20 of the TLSA shall commence on the later of January 1, 2017 or the date on which Neurotrope has actual receipt from the B Round Financing, including the exercise of any of the Series A-E Warrants, of twenty-five million dollars ($25,000,000). Furthermore, the Fixed Research Fee for a given year shall be credited against any Service Fees that are paid by Neurotrope to BRNI in such year pursuant to an SOW that Neurotrope requests pursuant to the TLSA.

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4.	Miscellaneous.

(a) The provisions of Sections 13.3 (‘Dispute Resolutions’), 13.4 (‘Choice of Law’), 13.5 (‘Jurisdiction and Venue’), 13.6 (‘Construction’), 13.7 (‘Counterparts’), 13.12 (‘Headings’), and 13.13 (‘Notices’), and 13.15 (‘Severability’) of the TLSA are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

(b) Except as provided herein, the terms of the TLSA shall remain in full force and effect. The TLSA, as amended hereby, constitutes the entire agreement among the Parties as to the subject matter of this Amendment and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to Amended and Restated Technology License and Services Agreement by their respective duly authorized officers or representatives as of the day first above written.

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Secretary and Treasurer
Date: 11/13/15

BLANCHETTE ROCKEFELLER NEUROSCIENCES INSTITUTE.		NRV II, LLC

By:	/s/ William S. Singer	By:	/s/ William S. Singer
	Name: William S. Singer		Name: William S. Singer
	Title: President		Title:
	Date:		Date:

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